Exhibit 10.21
The Williams Companies, Inc.
Severance Pay Plan
Effective October 28, 2003

THE WILLIAMS COMPANIES, INC.
SEVERANCE PAY PLAN
(As Amended and Restated Effective as of October 28, 2003)
Article 1.
Definitions
The following capitalized words and phrases when used in the text of the Plan shall have the meanings set forth below. Words in the masculine gender shall connote the feminine gender as well.
1.1	“Administrative Committee” means the committee administering this Plan under Article 5.

1.2	“Affiliate” means any Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with the Company.

1.3	“Aggregate Compensation” means Regular Wage Base and any annual cash incentive awards from a Participating Company or Affiliate annual incentive program.

1.4	“Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis, including any salary deferral contributions made to any defined contribution plan maintained by the Participating Company and any amounts contributed by an Employee to any cafeteria plan, flexible benefits plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding all special pay, bonus, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all extraordinary compensation, payable by the Company or any of its Affiliates as consideration for the Participant’s services, as determined on the date immediately preceding termination of employment, except that in the case of a termination of employment for Good Reason, Base Salary shall be determined as of the date immediately preceding the event which constitutes Good Reason.

1.5	“Benefits Committee” means the Company committee comprised of that group of individuals appointed to act for the Company with respect to the Plan.

1.6	“Board of Directors” means the board of directors of the Company.

1.7	“Cause” means the occurrence of any one (1) or more of the following, as determined in the good faith and reasonable judgment of the Administrative Committee:
(a) willful failure by an Employee to substantially perform his duties (as they existed immediately prior to a reduction in force, job elimination or Change in Control), other than any such failure resulting from a disability as defined in the Participating Company or Affiliate disability program; or
(b) Employee’s conviction of or plea of nolo contendere to a crime involving fraud, dishonesty or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an Affiliate; or
(c) Employee’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on the Company or an Affiliate; or
(d) Employee’s willful or reckless violation or disregard of the code of business conduct or other published policy of the Company or an Affiliate; or
(e) Employee’s habitual or gross neglect of duties.
1.8	“Change Date” means the date on which a Change in Control first occurs.

1.9	“Change in Control” means the occurrence of any one (1) or more of the following:
(a) any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a “Related Party”, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20 percent or more of the common stock of the Company or of Voting Securities representing 20 percent or more of the combined voting power of all Voting Securities of the Company, except that no Change in Control shall be deemed to have occurred solely by reason of such beneficial ownership by a Person with respect to which both more than 75 percent of the common stock of such Person and Voting Securities representing more than 75 percent of the combined voting power of the Voting Securities of such Person are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition, in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be; or
(b) the Company’s Incumbent Directors (determined using the Effective Date as the baseline) cease for any reason to constitute at least a majority of the directors of the Company then serving; or
(c) a Reorganization Transaction, other than a Reorganization Transaction that results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners, of both at least 65 percent of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing at least 65 percent of the combined voting power of the then-outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of the Company immediately before such Reorganization Transaction; or
(d) approval by the stockholders of the Company of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of complete liquidation of the Company, other than any such transaction that would result in
(i) a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction or
(ii) the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such transaction becoming, immediately after the consummation of such transaction, the direct or indirect owners, of more than 50 percent of the assets owned by the Company immediately prior to the transaction.
Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to an Employee if, in advance of such event, the Employee agrees in writing that such event shall not constitute a Change in Control.
1.10	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

1.11	“Company” means The Williams Companies, Inc., a Delaware corporation and any successor or successors thereto that continue this Plan pursuant to Section 6.1 or otherwise.

1.12	“Comparable Offer of Employment” means an offer of employment for a position with the Company, any of its Affiliates, or any successor of the Company or its Affiliates that provides for Regular Wage Base equal to or greater than the Participant’s Regular Wage Base immediately preceding the Participant’s termination date. A successor of the Company or any of its Affiliates shall include, but shall not be limited to, any entity (or its Affiliate) involved in or in any way connected with a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or any other transaction. A Comparable Offer of Employment includes, without limitation, a position that requires the Employee to transfer to a different work location, but only so long as the Employee’s commuting distance to the new work location is no longer than the greater of fifty (50) miles or such Participant’s current commute if the commuting distance from such Participant’s current residence to the original work location is more than fifty (50) miles.

1.13	“Effective Date” means October 28, 2003, which is the effective date of this amendment and restatement.

1.14	“Employee” means any regular full-time or part-time employee in the service and on the payroll of a Participating Company as a common law employee. An Employee is considered as part-time if he is regularly scheduled to work at least fifty percent of the number of hours in the normal workweek established by a Participating Company. A regular employee receiving benefits under a Participating Company’s Short-Term Disability Program or Long-Term Disability Program is an Employee for purposes of this Plan. Employee shall not include:
(a) an Employee who is a member of a group of Employees represented by a collective bargaining representative, unless such agreement expressly provides for coverage of bargaining unit employees under the Plan;
(b) an Employee who is not a resident of the United States and not a citizen of the United States;
(c) a nonresident alien;
(d) a weekly-paid employee employed at a retail petroleum convenience store in any capacity other than a store manager;
(e) a seasonal employee, temporary employee, leased employee, term employee, or an employee not employed on a regularly scheduled basis;
(f) a person who has a written employment contract or other contract for services, unless such contract expressly provides that such person is an employee;
(g) a person who is paid through the payroll of a temporary agency or similar organization regardless of any subsequent reclassification as a common law employee;
(h) a person who is designated, compensated or otherwise treated as an independent contractor by a Participating Company or its Affiliates regardless of any subsequent reclassification as a common law employee;
(i) a person who has a written contract with a Participating Company or its Affiliates which states either that such person is not an employee or that such person is not entitled to receive employee benefits from a Participating Company for services under such contract;
(j) an individual who is not contemporaneously classified as an Employee for purposes of the Participating Company’s payroll system. In the event any such individual is reclassified as an Employee for any purpose, including, without limitation, as a common law or statutory employee, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individual will, notwithstanding such reclassification, remain ineligible for participation hereunder and will not be considered an eligible Employee. In addition to and not in derogation of the foregoing, the exclusive means for an individual who is not contemporaneously classified as an Employee of the Participating Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan which specifically renders such individual eligible for participation hereunder; or
(k) any individual retained by a Participating Company or its Affiliates directly or through an agency or other party to perform services for an Employer (for either a definite or indefinite duration) in the capacity of a fee-for-service worker or independent contractor or any similar capacity including, without limitation, any such individual employed by temporary help firms, technical help firms, staffing firms, employee leasing firms, professional employer organizations or other staffing firms, whether or not deemed to be a “common law” employee.
1.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to a particular section of ERISA include references to regulations and rulings thereunder and to successor provisions.

1.16	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

1.17	“Good Reason” means the occurrence, within two (2) years following a Change in Control (other than during a Merger of Equals Period) and without a Participant’s prior written consent, of any one (1) or more of the following:
(a) a material adverse reduction in the nature or scope of the Participant’s duties from the most significant of those assigned at any time in the 90-day period prior to a Change in Control; or
(b) a significant reduction in the authority and responsibility assigned to the Participant; or
(c) any reduction in or failure to pay Participant’s Base Salary; or
(d) a material reduction of Participant’s Aggregate Compensation and/or aggregate benefits from the amounts and/or levels in effect on the Change Date, unless such reduction is part of a policy applicable to peer Participants of the Company and of any successor entity; or
(e) a requirement by the Company or any of its Affiliates that the Participant’s principal duties be performed at a location requiring a commuting distance equal to the greater of the Participant’s current commuting distance or more than fifty (50) miles commuting distance, without the Participant’s consent (except for travel reasonably required in the performance of the Participant’s duties).
Notwithstanding anything in this Plan to the contrary, no act or omission shall constitute grounds for “Good Reason”:
(a) Unless, at least thirty (30) days prior to his termination, Participant gives a written notice to the Company or the Affiliate that employs Participant of his intent to terminate his employment for Good Reason which describes the alleged act or omission giving rise to Good Reason; and
(b) Unless such notice is given within ninety (90) days of Participant’s first actual knowledge of such act or omission, or if such act or omission would not constitute Good Reason during a Merger of Equals Period, unless Participant’s termination date is within 90 days after the first date on which he first obtained actual knowledge of the fact that the Merger of Equals Period has ended; and
(c) Unless the Company or the Affiliate that employs Participant fails to cure such act or omission within the 30-day period after receiving such notice.
Further, no act or omission shall be “Good Reason” if Participant has consented in writing to such act or omission.
1.18	“Incumbent Directors” means determined as of any date by reference to any baseline date:
(a) the members of the Board of Directors on the date of such determination who have been members of the Board of Directors since such baseline date; and
(b) the members of the Board of Directors on the date of such determination who were appointed or elected after such baseline date and whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of two-thirds (or by a simple majority for purposes of subsection (b) of the definition of “Merger of Equals”) of the directors comprising the Company’s Incumbent Directors on the date of such vote or written consent, but excluding each such member whose initial assumption of office was in connection with:
(i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one (1) or more members of the Board of Directors,
(ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act),
(iii) a proposed Reorganization Transaction, or
(iv) a request, nomination or suggestion of any beneficial owner of Voting Securities representing 20 percent or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable.
1.19	“Leave of Absence” means an absence, with or without compensation, authorized on a non-discriminatory basis by the Company or any of its Affiliates. For the purposes of this Plan, Leave of Absence includes any leave of absence other than a Family and Medical Leave of Absence or Military Leave of Absence.

1.20	“Merger of Equals” means, as of any date, a Reorganization Transaction that, notwithstanding the fact that such transaction may also qualify as a Change in Control, satisfies all of the conditions set forth in subsections (a), (b) and (c) below:
(a) less than 65 percent, but not less than 50 percent, of the common stock of the Surviving Corporation outstanding immediately after the consummation of the Reorganization Transaction, together with Voting Securities representing less than 65 percent, but not less than 50 percent, of the combined voting power of all Voting Securities of the Surviving Corporation outstanding immediately after such consummation are owned, directly or indirectly, by the persons who were the owners directly or indirectly of the common stock and Voting Securities of the Company immediately before such consummation in substantially the same proportions as their respective direct or indirect ownership, immediately before such consummation, of the common stock and Voting Securities of the Company, respectively; and
(b) the Company’s Incumbent Directors (determined using the date immediately preceding the consummation date of the Reorganization Transaction as the baseline date) shall, throughout the period beginning on the date of such consummation and ending on the second anniversary of such consummation date, continue to constitute not less than 50 percent of the members of the Board of Directors; and
(c) the person who was the Chief Executive Officer immediately prior to the consummation of the Reorganization Transaction shall serve as the Chief Executive Officer of the Surviving Corporation at all times during the period commencing on such consummation, and ending on the first anniversary of the date of such consummation; provided, however, that a Reorganization Transaction that qualifies as a Change in Control and a Merger of Equals shall cease to qualify as a Merger of Equals and shall instead qualify as a Change in Control that is not a Merger of Equals from and after the first date within the two-year period following the Change in Control (such date, the “Merger of Equals Cessation Date”) as of which any one (1) or more of the following shall occur for any reason:
(i) any condition of subsection (a) of this Section shall for any reason not be satisfied immediately after the consummation of the Reorganization Transaction; or
(ii) as of the close of business on any date on or after the consummation of the Reorganization Transaction and before the second anniversary of the Change Date, any condition of subsections (a) and/or (b) of this Section shall not be satisfied; or
(iii) on any date prior to the first anniversary of the consummation of the Reorganization Transaction, the Company shall make a filing with the SEC, issue a press release, or make a public announcement to the effect that the Chief Executive Officer has resigned or will resign or be terminated, other than on account of a scheduled retirement, or the Company is seeking or intends to seek a replacement for the then-Chief Executive Officer, whether such resignation, termination or replacement is to become effective before or after such first anniversary of the consummation of the Reorganization Transaction.
1.21	“Merger of Equals Cessation Date” shall be the meaning set forth in the definition of “Merger of Equals” Section 1.20.

1.22	“Merger of Equals Period” means the period commencing on the date of a Merger of Equals and ending the earlier of the Merger of Equals Cessation Date or two (2) years following the Change Date.

1.23	“Participant” means an Employee participating in the Plan as provided in Article 2.

1.24	“Participating Company” means the Company and any Affiliate of the Company, which has adopted this Plan in accordance with Section 6.11.

1.25	“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporate, entity or government instrumentality, division, agency, body or department.

1.26	“Plan” means The Williams Companies, Inc. Severance Pay Plan.

1.27	“Plan Administrator” means the Administrative Committee appointed under Article 5.

1.28	“Plan Year” means the twelve (12) month period from January 1 through December 31.

1.29	“Regular Wage Base” means an Employee’s total weekly salary or wages, including any salary deferral contributions made to any defined contribution plan maintained by the Participating Company and any amounts contributed by an Employee to any cafeteria plan, flexible benefit plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding any bonuses, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all other extraordinary compensation.

1.30	“Related Party” means an Affiliate or any employee benefit plan (or any related trust) sponsored or maintained by the Company or any of its Affiliates.

1.31	“Reorganization Transaction” means the consummation of a merger, reorganization, recapitalization, consolidation or similar transaction involving the Company.

1.32	“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

1.33	“Sponsor” means The Williams Companies, Inc., a Delaware corporation.

1.34	“Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50 percent of the aggregate voting power of all Voting Securities of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

1.35	“Voting Securities” means any securities of the Company that are entitled to vote generally in the election of directors.

1.36	“Years of Service” means a Participant’s length of service with the Participating Company as set by the latest hire date or rehire date of such Participant. For purposes of this Plan, after the first year of service as a Participant, only full, completed years of service will be counted. Service with a predecessor company will not be included unless, and to the extent that, the Plan Administrator determines such service be included and notifies the Participant in writing that such service is included.

If a Participant is terminated for any reason other than Cause and is rehired by the Participating Company within twelve (12) months of such termination date, years of service prior to such termination will be bridged and used in determining years of service for the purposes of severance pay benefits in the event the Participant becomes eligible for severance pay. The Plan Administrator’s determination of Years of Service in its sole and absolute discretion will be final and binding on all persons to the maximum extent permitted by law.
Article 2.
Eligibility
2.1	Eligibility. Any Employee, who is not excluded pursuant to Section 2.2, shall be entitled to become a Participant in the Plan when all of the following conditions are met:
(a) The senior officer of the Company responsible for compensation or benefits, or such senior officer’s designee, approves the reduction in force or job elimination and the Employee is notified in writing that employment is being terminated due to a reduction in force which has caused the elimination of his position; or an Employee’s employment is terminated involuntarily or voluntarily for Good Reason within two (2) years after a Change in Control, or involuntarily immediately prior to a Change in Control for the purpose of avoiding application of this Plan.
(b) The Employee remains in employment until his designated termination date unless an earlier departure date will not have an adverse effect on the activities of the department and is approved, in writing, by the Employee’s department head, unless the employee terminates employment voluntarily for Good Reason within two (2) years after a Change in Control.
2.2	Exclusions. Notwithstanding the provisions of Section 2.1, an Employee will not become a Participant in the Plan if any of the following conditions occur:
(a) An Employee discharged for Cause.

(b) An Employee voluntarily resigns for any reason, including retirement, except in the case of voluntary resignation for Good Reason within two (2) years after a Change in Control.
(c) An Employee accepts any benefits under an early retirement incentive plan.
(d) An Employee fails to make a bona fide effort to secure employment within a Participating Company or any of its Affiliates, or any successor of the Company or its Affiliates.
(e) An Employee transfers to or receives a Comparable Offer of Employment from a Participating Company or any of its Affiliates.
(f) An Employee receives a Comparable Offer of Employment after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction.
(g) An Employee accepts an offer of employment with a Participating Company or any of its Affiliates, whether or not such offer of employment constitutes a Comparable Offer of Employment.
(h) An Employee accepts an offer of employment with any purchaser company or resultant entity, or an affiliate of such a company or entity, after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction, whether or not such offer of employment constitutes a Comparable Offer of Employment.
(i) An Employee dies prior to his termination of employment.
(j) Except as provided in subsection (k), an Employee on a Leave of Absence at the time he is notified that his employment is being terminated due to a reduction in force.
(k) An Employee receiving benefits under the Short-Term Disability Program. This exclusion may not apply if the Employee would have returned to work within the initial six-month period of short-term disability had his termination of employment not occurred and a senior officer of the Company responsible for compensation or benefits, or such senior officer’s designee, approves eligibility for severance upon release to return to work in his sole discretion. This exclusion does not apply in the event of a Change in Control.
(l) An Employee receiving benefits under the Long-Term Disability Program.
(m) An Employee has a written employment contract which contains severance provisions.
(n) An Employee received or is eligible to receive more favorable severance pay benefits under any other severance pay plan, agreement or arrangement of a Participating Company, any of its Affiliates, or any successor of a Participating Company.

Article 3.
Benefits
3.1	Severance Pay. Except as provided in Section 3.7, subject to the Participant signing a release of claims prepared by the Company, a Participant will be eligible for severance pay benefits under this Section 3.1 equal to:
(a) the product of (i) two (2) weeks multiplied by (ii) the Participant’s Regular Wage Base, if the Participant has less than one (1) full-completed Year of Service; or
(b) the product of (i) two (2) weeks for each full, completed Year of Service, with a minimum of six (6) weeks and a maximum of fifty-two (52) weeks, multiplied by (ii) the Participant’s Regular Wage Base, if the Participant has completed at least one (1) full Year of Service.
3.2	Change in Control Severance Pay. Subject to the Participant signing a release of claims prepared by the Company, if a Participant’s employment is terminated voluntarily for Good Reason or involuntarily within two (2) years after a Change in Control, the Participant will be eligible for severance pay benefits under this Section 3.2 in lieu of any benefits under Section 3.1 with the amount of such benefits equal to the sum of:
(a) the product of (i) the number of the Participant’s full, completed Years of Service multiplied by (ii) three (3), and multiplied by (iii) the Participant’s Regular Wage Base;
(b) the product of (i) Participant’s Regular Wage Base multiplied by (ii) the quotient of the Participant’s Base Salary divided by ten thousand (10,000); and
(c) the product of (i) the Participant’s target annual bonus (with respect to the calendar year in which the termination occurs) multiplied by (ii) a fraction, the numerator of which equals the number of days from and including the first day of such calendar year through and including the date of termination, and the denominator of which equals three hundred and sixty-five (365) (reduced by any annual bonus amount received with respect to such calendar year).
Notwithstanding the foregoing, the sum of subsections (a) and (b) of this Section 3.2 shall not be less than the product of the Participant’s Regular Wage Base multiplied by twelve (12) nor more than the product of the Participant’s Regular Wage Base multiplied by one hundred and four (104).
3.3	Notice. Any Participant who is terminated and receives less than two (2) weeks notice from a Participating Company will receive, in addition to the benefits provided in Section 3.1 or 3.2 (whichever applies), severance pay for the lack of notice. Weeks or fractions thereof, will be granted which is equal to the difference between two (2) weeks and the number of days notice received by the Participant. The amount of severance pay will be equal to the number of weeks and/or fractions thereof granted to a Participant under this Section 3.3 times the Participant’s Regular Wage Base. No payment will be made under this Section 3.3 if total severance pay exceeds the maximum benefit allowed.
3.4	Form of Payment. Severance benefits payable to a Participant under Section 3.1 shall be paid in installments over a period not to exceed one (1) year from the date payment commences. Severance benefits payable to a Participant under Section 3.2 shall be paid in a lump sum within thirty days from the date of the Participant’s termination of employment.

3.5	Other Benefit Plans. Participants, regardless of whether they sign the release of claims required to receive severance payments, who are otherwise entitled to receive severance pay and who are eligible to continue participation in certain welfare benefit plans may choose to continue their participation in accordance with this Section 3.5. Continued participation in such welfare benefit plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the Participant’s termination from employment. Generally, the Participant has the option to elect the currently maintained Participating Company group medical and dental plan that he is currently enrolled for up to 18 months under the Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation coverage. If the Participant timely and properly elects COBRA coverage, the premiums for COBRA coverage will be limited to the active employee rate for the initial three months of coverage. At the end of this three-month period, the Participant will be required to pay the full cost for medical and/or dental benefits under COBRA for the remainder of the 18-month period. Participation in the Participating Company group medical and dental plan will generally cease on the date the Participant or his dependents become covered under any other medical plan or dental plan.

3.6	Paid-Time Off (PTO) Program. A Participant, regardless of whether he signs the release of claims required to receive severance payments, shall be paid a single lump sum payment for applicable PTO hours earned but not taken prior to the Participant’s employment termination. PTO time will not be considered for purposes of continued coverage under any of the other various employee benefit plans maintained by the Participating Company.

3.7	Rehired Participants after Receipt of Severance Pay.

This Section 3.7 applies to Participants rehired by a Participating Company or any Affiliate after receipt of severance pay under Section 3.1.
(a) Severance Pay. The Participant will be entitled to keep a portion of his severance pay equal to the number of weeks and/or fraction of weeks between his termination date and the date of rehire. Any remainder must be returned to the Participating Company that paid the severance pay upon rehire or it will be deducted from his wages paid after rehire.
If a Participant is rehired within twelve (12) months of his termination date and again becomes eligible for severance pay due to a subsequent event within twelve (12) months of rehire, subject to the Participant signing a release of claims prepared by the Company, the Participant will be eligible to receive the greater of

(i) the sum of any remaining severance not yet received from the initial termination date in accordance with Section 3.1, plus two (2) weeks of severance pay or
(ii) two (2) weeks of severance pay.
Severance pay under this Section 3.7 will be paid in accordance with Section 3.4.
(b) PTO. If a Participant is rehired within the same calendar year in which his employment was terminated and he received payment for PTO earned but not taken, he may either retain the payment and forfeit PTO time for which he was eligible prior to his employment termination, or he may return to the Company the amount he received and reinstate PTO time for which he was eligible prior to termination.
3.8	Discretionary Benefits. Under no circumstances will any discretionary benefits be paid unless the senior officer of the Company responsible for compensation or benefits, or such senior officer’s designee, signs a written document describing such benefits. Payment of such discretionary benefits will be made only in accordance with the terms of that document.
3.9	No Vesting. Employees have no vested right to any benefits set forth in the Plan until such time as an Employee becomes entitled to receive benefits under Article 2; however, the Participant must execute a release in accordance with Section 3.1 or 3.2 (whichever applies) to receive any benefits under this Plan.
3.10	Integration with Plant Closing Law(s). To the extent that a federal, state or local law, including, but not limited to the Worker Adjustment and Retraining Act, requires a Participating Company, as an employer, to provide notice and/or make a payment to an Employee because of that Employee’s involuntary termination, or pursuant to a plant closing law, the benefit payable under this Plan, including without limitation benefits payable under Section 3.3, shall be reduced by any Regular Wage Base paid during such notice period and/or by such other required payment.

Nothing in this section or any other section of this Plan shall be used to reduce benefits under this Plan because of payments under state unemployment insurance laws.
Article 4.
Claims
4.1	Claims for Benefits. To obtain payment of any benefits under the Plan, a Participant must comply with such rules and procedures as the Plan Administrator may prescribe.
4.2	Claims Procedure. The Plan Administrator shall adopt, and may change from time to time, claims procedures, provided that such claims procedures and changes thereof shall conform to Section 503 of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder. Such claims procedures, as in effect from time to time, shall be deemed to be incorporated herein and made a part hereof.

Article 5.
Administration
5.1	Fiduciaries. The Administrative Committee is designated as the only named fiduciary of the Plan as defined in ERISA.

5.2	Allocation of Responsibilities.
(a) Board of Directors. The Board of Directors (through its delegatee, the Compensation Committee of the Board of Directors) shall have exclusive authority and responsibility, including the power to amend the Plan in Section 6.3 to the extent necessary, for:
Plan matters that are deemed to be material under the corporate laws of the State of Delaware to holders of common stock of the Company; and
The delegation to the Benefits Committee or other appropriate person of any authority and responsibility reserved to it under the Plan that it can delegate.
(b) Benefits Committee. The Benefits Committee shall have exclusive authority and responsibility for those functions set forth in Section 5.3 and in other provisions of this Plan.
(c) Administrative Committee The Administrative Committee shall serve as the Plan Administrator and shall have exclusive authority and responsibility for those functions set forth in Section 5.4 and in other provisions of this Plan.
5.3	Provisions Concerning the Benefits Committee.
(a) Membership and Voting. Any member may resign by delivering a written resignation to the Board of Directors. The Board of Directors shall fill vacancies in the Benefits Committee arising by death, resignation or removal. The Benefits Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting shall constitute waiver or notice thereof. A member of the Benefits Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining members of the Benefits Committee. The Benefits Committee shall appoint a Secretary who may, but need not, be a member thereof. The Benefits Committee may appoint from its members such subcommittees with such powers as the Benefits Committee shall determine.

(b) Powers and Duties of Benefits Committee. The Benefits Committee shall have exclusive authority and responsibility for:
(i) All amendments to this Plan, except to the extent such authority is reserved to the Board of Directors, as provided in Articles 5 and 6;
(ii) The termination or other discontinuance of this Plan, in whole or in part;
(iii) The approval of any merger or spin-off of any part of this Plan;
(iv) The delegation of its fiduciary responsibilities, if any, under the Plan to another person or entity; and
(v) The appointment of members of the Administrative Committee, but only to fill vacancies not filled by the Administrative Committee, and the appointment of the chairman of the Administrative Committee, but only if a chairman is not timely selected by the Administrative Committee’s members.
The Benefits Committee may appoint such accountants, counsel, specialists, and other persons, as it deems necessary or desirable in connection with its duties under this Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Company or an Affiliate. The Benefits Committee also shall have such other duties, authority and responsibility under this Plan as may be delegated by the Board of Directors.
5.4	Provisions Concerning the Administrative Committee.
(a) Membership and Voting. The Administrative Committee shall consist of not less than three (3) members. All members of the Administrative Committee must be Employees of the Company. The Administrative Committee may remove any of its members at any time, with or without cause, by written notice to such member and to the Benefits Committee. Any member may resign by delivering a written resignation to the Administrative Committee. Vacancies in the Administrative Committee arising by death, resignation or removal shall be filled by the Administrative Committee, or the Benefits Committee to the extent not filled by the Administrative Committee. The Administrative Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting shall constitute waiver of notice thereof. A member of the Administrative Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining members of the Administrative Committee. The Administrative Committee shall designate one of the members as the chairman and shall appoint a secretary who may, but need not, be a member, but the Benefits

Committee may appoint a chairman if the Administrative Committee fails to do so. The Administrative Committee may appoint from its members such subcommittees with such powers as the Administrative Committee shall determine.
(b) Duties of Administrative Committee. The Administrative Committee shall administer the Plan in accordance with its terms and shall have all the powers necessary to carry out such terms including, without limitation, the power, in its sole and absolute discretion, to determine all benefits and to grant or to deny claims for benefits. The Administrative Committee shall execute any certificate, instrument or other written direction on behalf of the Plan. All interpretations of this Plan, and all questions concerning its administration and application, including without limitation, all benefit determinations and all claim decisions, shall be determined by the Administrative Committee (or its delegate) in its sole and absolute discretion and such determination shall be conclusive and binding on all persons to the maximum extent permitted by law. No determination of the Administrative Committee for any Participant shall create a basis for retroactive adjustment for any other Participant. The Administrative Committee may appoint such accountants, counsel, specialists and other persons as it deems necessary or desirable in connection with the administration of the Plan. Such accountants and counsel may, but need to, be accountants and counsel for the Company or an Affiliate. The Administrative Committee shall also have such other duties as the Benefits Committee may delegate. The Administrative Committee shall report regularly, and at least once each Plan Year, on its operations to the Benefits Committee.
5.5	Delegation of Responsibilities; Bonding.
(a) Delegation and Allocation. The Administrative Committee shall have the authority to delegate or allocate, from time to time, by a written instrument, all or any part of its responsibilities under this Plan to such person or persons as it may deem advisable and in the same manner to revoke any such delegation or allocation of responsibility. Any action of a person in the exercise of such delegated or allocated responsibility shall have the same force and effect for all purposes hereunder as if such action had been taken by the Administrative Committee. The Administrative Committee shall not be liable for any acts or omissions of any such person, who shall periodically report to the Administrative Committee concerning the discharge of the delegated or allocated responsibilities.
(b) Bonding. The members of the Benefits Committee, and the Administrative Committee shall serve without bond (except as expressly required by federal law) and without compensation for their services as such.
5.6	No Joint Fiduciary Responsibilities. This Plan is intended to allocate to the Administrative Committee the individual responsibility for the prudent execution of the functions assigned to it, and none of such responsibilities or any other responsibility shall be shared by any other fiduciaries under the Plan unless such sharing is provided for by a specific provision of the Plan. Whenever one fiduciary is required herein to follow the directions of another fiduciary, the two fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of a fiduciary receiving such directions shall be to follow them insofar as such instructions are on their face proper under applicable law.

5.7	Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

5.8	Information to be Supplied by Participating Company. Each Participating Company shall supply to the Administrative Committee, within a reasonable time and in such form as the Administrative Committee shall require, the names of all Employees who incurred a Termination of Employment or layoff during the month, the date of termination of each, and the amount of compensation paid to each Active Participant for the month. The Administrative Committee may rely conclusively on the information certified to it by a Participating Company. Each Participating Company shall provide to the Administrative Committee or its delegate such information as it shall from time to time need in the discharge of its duties.

5.9	Right to Receive and Release Necessary Information. The Administrative Committee may release or obtain any information necessary for the application, implementation and determination of this Plan or other Plans without consent or notice to any person. This information may be released to or obtained from any insurance company, organization or person. Any individual claiming benefits under this Plan shall release to the Administrative Committee such information as the Administrative Committee, in its sole and absolute discretion, determines to be necessary to implement this provision.
Article 6.
General Provisions
6.1	Successor to Company. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) which becomes such after Change in Control (Merger of Equals) has occurred to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor (which becomes such after a Change in Control [Merger of Equals] of the Company has occurred) would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

6.2	Duration. The Plan shall continue indefinitely unless terminated as provided in subsection 6.3 hereof.

6.3	Amendment and Termination. Except as provided in Section 5.2(a), the Benefits Committee may amend, modify, change, revise or discontinue this Plan at any time prior to a Change in Control occurring or within twelve (12) months after a Change in Control has occurred; provided, however, that any such action taken that has the effect of reducing Participant benefits under this Plan prior to a Change in Control shall not be effective before six (6) months after adoption and shall be null and void if a Change in Control occurs during that period.

6.4	Management Rights. Participation in the Plan shall not lessen or otherwise affect the responsibility of an Employee to perform fully his duties in a satisfactory and workmanlike manner. This Plan shall not be deemed to constitute a contract between a Participating Company and any employee or other person whether or not in the employ of the Participating Company, nor shall anything herein contained be deemed to give any employee or other person whether or not in the employ of a Participating Company any right to be retained in the employ of any Participating Company, or to interfere with the right of any Participating Company to discharge any employee at any time and to treat him without any regard to the effect which such treatment might have upon him as an employee covered by the Plan.

6.5	Funding. The Plan shall constitute an unfunded and unsecured obligation of the Participating Companies payable from the general funds of such Participating Companies.

6.6	Withholding of Taxes. Each Participating Company may withhold from any amounts payable under the Plan all federal, state, city and/or other taxes as shall be legally required.

6.7	Participant’s Responsibility. Each Participant (or personal representative of a deceased Participant’s estate) shall be responsible for providing the Administrative Committee with his current address. Any notices required or permitted to be given hereunder shall be deemed given if directed to such address and mailed by regular United States mail. The Administrative Committee shall not have any obligation or duty to locate a Participant.

6.8	Indemnification. Each Participating Company shall indemnify and hold harmless each member of the Board of Directors, each member of the Benefits Committee, each member of the Administrative Committee and each officer and employee of a Participating Company to whom are delegated duties, responsibilities, and authority with respect to this Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including, but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of this Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by a Participating Company. Notwithstanding the foregoing, a Participating Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Participating Company consents in writing to such settlement or compromise.

6.9	Governing Law. The Plan shall be governed by and construed in accordance with applicable Federal laws, including ERISA, governing employee benefit plans and in accordance with the laws of the State of Oklahoma where such laws are not in conflict with the aforementioned federal laws.
6.10	Right of Recovery. If any Participating Company makes payment(s) in excess of the amount required under the Plan, the Administrative Committee shall have the right to recover the excess payment(s) from any person who received the excess payment(s). Such recovery shall be returned by the Administrative Committee to such Participating Company.
6.11	Adoption by Participating Company. Any Affiliate may adopt or withdraw from this Plan. The adoption resolution may contain such specific changes and variations in this Plan’s terms and provisions applicable to the employees of the adopting Participating Company as may be acceptable to the Administrative Committee.
IN WITNESS WHEREOF, the Benefits Committee has caused this amended and restated Plan to be executed effective as herein provided.

BY:	/s/ Marcia M. MacLeod
Marcia M. MacLeod
Benefits Committee Member